Exhibit 3.1

EASTERLY GOVERNMENT PROPERTIES, INC.

ARTICLES OF AMENDMENT

Easterly Government Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST: The first two sentences of Section 5.1 of Article V of the charter of the Corporation (the “Charter”) are hereby deleted in their entirety and the following are substituted in lieu thereof:

The Corporation has authority to issue 130,000,000 shares of stock, consisting of 80,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,300,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 250,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $2,500,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 130,000,000 shares of stock, consisting of 80,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,300,000.

FOURTH: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly permitted to be made without any action by the stockholders of the Corporation pursuant to Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) and the Charter.

FIFTH: The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the foregoing amendment to the Charter.

SIXTH: These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 8th day of May, 2025.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ Allison E. Marino
	Name:	Allison E. Marino
	Title:	Executive Vice President, Chief Financial Officer

ATTEST:

By:	/s/ Franklin V. Logan
	Name:	Franklin V. Logan
	Title:	Executive Vice President, General Counsel and Secretary